Creator Capital Limited

Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

JAMES STAFFORD	James Stafford, Inc. Chartered Accountants Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 www.JamesStafford.ca

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Creator Capital Limited

We have audited the accompanying consolidated financial statements of Creator Capital Limited which comprise the consolidated statements of financial position as at 31 December 2012 and 31 December 2011 and the consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the years ended 31 December 2012 and 31 December 2011, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Creator Capital Limited as at 31 December 2012 and 31 December 2011 and the results of its operations and its cash flows for the years ended 31 December 2012 and 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements, which describes matters and conditions that indicate the existence of a material uncertainty that raises substantial doubt about the ability of Creator Capital Limited to continue as going concern.

“James Stafford”

Chartered Accountants

Vancouver, Canada

29 April 2013

		As at 31 December	As at 31 December
	Notes	2012	2011
		$	$

ASSETS

Current assets
Cash and cash equivalents	5	1,416	3,036
Prepaid expenses	7	2,023	2,017

Total assets		3,439	5,053

EQUITY AND LIABILITIES

Current liabilities
Trade payables and accrued liabilities	8	551,521	479,395
Loans payable	9	227,181	135,251
Accrued dividends payable	10	5,299,415	4,657,601
Preferred shares	10	2,237,443	2,237,443

Total liabilities		8,315,560	7,509,690

Equity
Common shares	11	874,673	874,673
Contributed surplus	11	63,683,159	63,362,764
Stock options reserve	11	-	320,395
Deficit		(72,869,953)	(72,062,469)

Total equity		(8,312,121)	(7,504,637)

Total equity and liabilities		3,439	5,053

APPROVED BY THE BOARD:

“Deborah Fortescue-Merrin”	“Anthony Clements”
Director	Director

		Year ended 31 December
	Notes	2012	2011
		$	$

Revenue		1,750	10,500

Administration expenses
Consulting fees	15	42,000	42,000
Corporate administration	15	38,011	33,800
Interest		20,192	11,508
Office and miscellaneous		15,357	13,417
Professional fees		8,344	29,455
Research		22,068	-
Shareholder relations		839	2,371
Transfer agent and filing fees		13,108	14,244

Total administration expenses		159,919	146,795

Loss before other items		(158,169)	(136,295)
Other income		2,377	-
Preferred share dividends	10	(641,814)	(601,870)
Write-off of loans payable	9, 18	-	109,398
Write-down of loans receivable	6	(9,878)	-

Net loss and comprehensive loss for the year		(807,484)	(628,767)

Loss per share
Basic and diluted	12	(0.01)	(0.01)

		Year ended 31 December
	Notes	2012	2011
		$	$

OPERATING ACTIVITIES

Loss before tax		(807,484)	(628,767)
Adjustments for:
Foreign exchange loss		2,549	3,824
Research		22,068	-
Write-off loans payable	9, 18	-	(109,398)
Write-down of loans receivable	6	9,878	-
Accrued interest	9	20,192	10,342
Accrued dividends payable	10	641,814	601,870
Other income		(2,377)	-
Operating cash flows before movements in working capital
Decrease in trade receivables		-	1,750
Increase in prepaid expenses		(6)	(674)
Increase in trade and other payables		73,552	88,728

Cash used in operating activities		(39,814)	(32,325)

FINANCING ACTIVITIES

Proceeds from loans payable	9	38,194	25,575

Cash from financing activities		38,194	25,575

Decrease in cash and cash equivalents		(1,620)	(6,750)
Cash and cash equivalents, beginning of year		3,036	9,786

Cash and cash equivalents, end of year		1,416	3,036

Supplemental disclosures:
Interest paid		-	-
Taxes paid		-	-

	Number of shares	Common shares	Contributed surplus	Stock options reserve	Deficit	Total
		$	$	$	$	$

Balances, 31 December 2010	87,467,288	874,673	63,362,764	320,395	(71,433,702)	(6,875,870)
Net loss for the year	-	-	-	-	(628,767)	(628,767)

Balances, 31 December 2011	87,467,288	874,673	63,362,764	320,395	(72,062,469)	(7,504,637)
Stock options expired	-	-	320,395	(320,395)	-	-
Net loss for the year	-	-	-	-	(807,484)	(807,484)

Balances, 31 December 2012	87,467,288	874,673	63,683,159	-	(72,869,953)	(8,312,121)

The accompanying notes are an integral part of these consolidated financial statements.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

CORPORATE INFORMATION

Creator Capital Limited is a Bermuda company whose shares are traded on the NASD Over the Counter Bulletin Board in the United States of America. The Company provides inflight gaming and entertainment software and services by developing, implementing and operating or licensing computerized video gaming and other entertainment software on, but not limited to, the aircraft of international commercial air carriers. Gaming software is marketed using the name Sky Games® and the entertainment software is marketed using the name Sky Play®.

The head office, principal address and registered and records office is located on Floor 6, 65 Front Street, Hamilton, Islands of Bermuda,  HM12.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. As at 31 December 2012, the Company had not yet achieved profitable operations, has a working capital deficit of $8,312,121 (31 December 2011: $7,504,637) has accumulated losses of $72,869,953 (31 December 2011: $72,062,469) since its inception and expects to incur further losses in the development of its business, all of which cast substantial doubt about the Company’s ability to continue as a going concern. The Company will require additional financing in order to meet its ongoing levels of corporate overhead and discharge its liabilities as they come due. While the Company has been successful in securing financings in the past, there is no assurance that it will be able to do so in the future, particularly in light of current global economic conditions. Accordingly, these consolidated financial statements do not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern.

2.

BASIS OF PREPARATION

2.1

Basis of consolidation

The consolidated financial statements include the financial statements of Creator Capital Limited and its subsidiaries listed in the following table:

		% equity interest as at
		31 December 2012	31 December 2011

Creator Capital (Nevada) Inc.	United States	100%	100%
Creator Island Equities Inc.	Canada	100%	100%

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

2.2

Basis of presentation

These consolidated financial statements of Creator Capital Limited and its subsidiaries (collectively, the “Company”) have been prepared on the historical cost basis except for certain financial instruments which are measured at fair value, as explained in Note 14, and are presented in U.S. dollars except where otherwise indicated.

2.3

Statement of compliance

The consolidated financial statements of the Company, including comparative, have been prepared in accordance with and using accounting policies in full compliance with International Financial Reporting Standards (“IFRS”) and International Accounting Standards (“IAS”) issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), effective for the Company’s reporting for the year ended 31 December 2012.

2.4

Adoption of new and revised standards and interpretations

At the date of authorization of these consolidated financial statements, the IASB and IFRIC have issued the following new and revised standards, amendments and interpretations which are not yet effective during the year ended 31 December 2012.

•

IFRS 9 ‘Financial Instruments: Classification and Measurement’ is a new financial instruments standard effective for annual periods beginning on or after 1 January 2015 that replaces IAS 39 and IFRIC 9 for classification and measurement of financial assets and financial liabilities.

•

IFRS 10 ‘Consolidated Financial Statements’ is a new standard effective for annual periods beginning on or after 1 January 2013 that replaces consolidation requirements in IAS 27 (as amended in 2008) and SIC-12.

•

IFRS 12 ‘Disclosure of Interests in Other Entities’ is a new standard effective for annual periods beginning on or after 1 January 2013 that replaces disclosure requirements in IAS 27 (as amended in 2008), IAS 28 (as revised in 2003) and IAS 31.

•

IFRS 13 ‘Fair Value Measurement’ is a new standard effective for annual periods beginning on or after 1 January 2013 that replaces fair value measurement guidance in other IFRSs.

•

IAS 27 (Amendment) ‘Separate Financial Statements’ is effective for annual periods beginning on or after 1 January 2013 that prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements.

•

IAS 32 (Amendment) ‘Offsetting Financial Assets and Financial Liabilities’ is effective for annual periods beginning on or after 1 January 2014 that clarifies the application of offsetting requirements.

•

IAS 1 (Amendment) ‘Presentation of Financial Statements’ is effective for annual periods beginning on or after 1 January 2013 that clarifies the requirements for comparative information.

Page | 6

Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

The Company has not early adopted these standards, amendments and interpretations and anticipates that the application of these standards, amendments and interpretations will not have a material impact on the financial position and financial performance of the Company.

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

3.1

Significant accounting judgments, estimates and assumptions

The preparation of the Company’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and reported amounts of income and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Areas requiring a significant degree of estimation and judgment relate to the fair value measurements for financial instruments, the recoverability and measurement of deferred tax assets and liabilities, and ability to continue as a going concern.  Actual results may differ from those estimates and judgments.

3.2

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, and may also include short term money market instruments from time to time with an original maturity of three months or less, which are readily convertible into a known amount of cash.

3.3

Principles of consolidation

Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

All inter-company transactions, balances, income and expenses are eliminated in full on consolidation.

3.4

Foreign currencies

The Company’s presentation currency and the functional currency of all of its operations is the U.S. dollar as this is the principal currency of the economic environment in which they operate.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction.  Foreign currency monetary items are translated at the period-end exchange rate.  Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction.  Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in profit or loss in the period in which they arise, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income in the statement of comprehensive income to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income.  Where the non-monetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

3.5

Share-based payments

Share-based payments to employees are measured at the fair value of the instruments issued and recognized over the vesting periods.  Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received.  The corresponding amount is recorded to the stock options reserve.  The fair value of options is determined using the Black-Scholes Option Pricing Model which incorporates all market vesting conditions.  The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that will eventually vest.

3.6

Taxation

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are generally recognized for all taxable temporary differences.  Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized.  Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on the tax rates that have been enacted or substantively enacted at the reporting date.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

3.7

Financial assets

Financial assets are classified as financial assets at fair value through profit or loss (“FVTPL”), held-to-maturity, loans and receivables, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.  The Company determines the classification of its financial assets at initial recognition.  Financial assets are recognized initially at fair value.  The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at FVTPL

Financial assets are classified as held for trading and are included in this category if acquired principally for the purpose of selling in the short term or if so designated by management.  Derivatives, other than those designated as effective hedging instruments, are also categorized as held for trading.  These assets are carried at fair value with gains or losses recognized in profit or loss.  Transaction costs associated with financial assets at FVTPL are expensed as incurred.  Cash and cash equivalents are included in this category of financial assets.

Held-to-maturity and loans and receivables

Held-to-maturity and loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  Such assets are carried at amortized cost using the effective interest method if the time value of money is significant.  Gains and losses are recognized in profit or loss when the financial asset classified in this category are derecognized or impaired, as well as through the amortization process.  Transaction costs are included in the initial carrying amount of the asset.

Available-for-sale

Available-for-sale financial assets are those non-derivative financial assets that are not classified as loans and receivables.  After initial recognition, available-for-sale financial assets are measured at fair value, with gains or losses recognized within other comprehensive income.  Accumulated changes in fair value are recorded as a separate component of equity until the investment is derecognized or impaired.  Transaction costs are included in the initial carrying amount of the asset.  Available-for-sale assets include short term investments in equities of other entities.

The fair value is determined by reference to bid prices at the close of business on the reporting date.  Where there is no active market, fair value is determined using valuation techniques.  Where fair value cannot be reliably measured, assets are carried at cost.

Derivatives designated as hedging instruments in an effective hedge

The Company does not hold or have any exposure to derivative instruments.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

3.8

Financial liabilities

Financial liabilities are classified as financial liabilities at FVTPL, derivatives designated as hedging instruments in an effective hedge, or as financial liabilities measured at amortized cost, as appropriate.  The Company determines the classification of its financial liabilities at initial recognition.  The measurement of financial liabilities depends on their classification, as follows:

Financial liabilities at FVTPL

Financial liabilities at FVTPL has two subcategories, including financial liabilities held for trading and those designated by management on initial recognition.  Transaction costs on financial liabilities at FVTPL are expensed as incurred.  These liabilities are carried at fair value with gains or losses recognized in profit or loss.

Financial liabilities measured at amortized cost

All other financial liabilities are initially recognized at fair value, net of transaction costs.  After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement.  Gains and losses arising on the repurchase, settlement or cancellation of liabilities are recognized respectively in interest, other revenues and finance costs.  Trade and other payables, loans payable and accrued dividends payable are included in this category of financial liabilities.

Derivatives designated as hedging instruments in an effective hedge

The Company does not hold or have any exposure to derivative instruments.

3.9

Impairment of financial assets

Financial assets, other than financial assets at FVTPL, are assessed for indicators of impairment at each period end.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost have been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.  The carrying amount of the asset is reduced, with the amount of the loss recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized.  Any subsequent reversal of an impairment loss is recognized in profit or loss.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

Available-for-sale

If an available-for-sale financial asset is impaired, the cumulative loss previously recognized in equity is transferred to profit or loss.  Any subsequent recovery in the fair value of the asset is recognized within other comprehensive income.

3.10

Derecognition of financial assets and liabilities

Financial assets are derecognized when the rights to receive cash flows from the assets expire or, the financial assets are transferred and the Company has transferred substantially all the risks and rewards of ownership of the financial assets.  On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized directly in equity is recognized in profit or loss.

For financial liabilities, they are derecognized when the obligation specified in the relevant contract is discharged, cancelled or expires.  The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

3.11

Revenue recognition

The Company recognizes revenues when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred, the price to the buyer is fixed and determinable, and collectability is reasonably assured. Revenue for Sky Play® is recognized each month for a license fee on a per-game usage basis as the above criteria have been met.

3.12

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions.  Parties are also considered to be related if they are subject to common control, related parties may be individuals or corporate entities.  A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

3.13

Comparative information

Certain comparative figures have been adjusted to conform to the current year’s presentation.

2.

Page | 11

Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

SEGMENTED INFORMATION

Our chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by geographic information about revenues, net loss, current assets and total assets by geographic region for purposes of making operating decisions and assessing financial performance. Accordingly, we have concluded that the Company has two reportable operating segments. Foreign revenues are based on the country in which the customer is located. The following is a summary of total revenues, net loss, current assets, and total assets by geographic area for the years ended 31 December 2012 and 2011:

	Asia	Bermuda	Total
	$	$	$
Revenues
For the year ended 31 December 2012	1,750	-	1,750
For the year ended 31 December 2011	10,500	-	10,500

Net income (loss)
For the year ended 31 December 2012	1,750	(809,234)	(807,484)
For the year ended 31 December 2011	10,500	(639,267)	(628,767)

Current assets
As at 31 December 2012	-	3,439	3,439
As at 31 December 2011	-	5,053	5,053

Total assets
As at 31 December 2012	-	3,439	3,439
As at 31 December 2011	-	5,053	5,053

3.

CASH AND CASH EQUIVALENTS

The Company’s cash and cash equivalents are denominated in the following currencies:

As at 31 December	2012	2011
	$	$

Denominated in Canadian dollars	93	(172)
Denominated in U.S. dollars	1,323	3,208

Total cash and cash equivalents	1,416	3,036

4.

LOANS RECEIVABLE

During the year ended 31 December 2012, the Company acquired two loans receivable in the amount of $4,939 each as part of research documents purchased by the Company from a third party related to a potential research project opportunity by issuing an unsecured loan in the amount of CAD$35,673 (Note 9).

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

During the year ended 31 December 2012, the Company recorded a provision for write-down of the loans receivable for $9,878 (2011: $Nil) on the basis that these amounts are not collectible.

5.

PREPAID EXPENSES

The Company’s prepaid expenses at 31 December 2012 consist of prepaid corporate and administration expenses of $2,023 (2011: $2,017).

6.

TRADE PAYABLES AND ACCRUED LIABILITIES

The Company’s trade payables and accrued liabilities are principally comprised of amounts outstanding for trade purchases relating to general corporate and administration activities and amounts payable for financing activities.  These are broken down as follows:

As at 31 December	2012	2011
	$	$

Trade payables	538,021	463,678
Accrued liabilities	13,500	15,717

Total trade payables and accrued liabilities	551,521	479,395

Included in trade payables and accrued liabilities are amounts due to related parties which are disclosed in Note 15.

7.

LOANS PAYABLE

The balances for loans are as follows:

As at	31 December 2012	31 December 2011
	$	$

Unsecured, bearing interest at 10% per annum(1)	7,042	6,541
Unsecured, bearing interest at 10% per annum(2)	49,571	45,660
Unsecured, bearing interest at 10% per annum(3)	92,207	83,050
Unsecured, bearing interest at 10% per annum(4)	40,813	-
Unsecured, bearing interest at 10% per annum(5)	37,548	-

Total loans payable	227,181	135,251

Comprised of:
Principal balances	192,020	115,605
Accrued interest payable	35,161	19,646

(1)

Page | 13

Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

Principal balance of $5,000 is due on 1 January 2013.  Subsequent to year end, the Company extended the repayment date by an additional year to 1 January 2014 (Note 19).

(2)

Principal balance of $37,693 is due on 1 March 2013.  Subsequent to year end, the Company extended the repayment date by an additional year to 1 March 2014 (Note 19).

(3)

Principal balance of $25,128 and $50,255 is due on 30 April 2013 and 21 June 2013, respectively.

(4)

Principal balance of $38,194 is due on 30 April 2013.

(5)

Principal balance of $35,750 is due on 31 December 2013 (Note 6).

Included in loans payables are loans from related parties which are disclosed in Note 15.

During the year ended 31 December 2012, the Company accrued interest payable of $15,515 (2011: $10,342) related to loans payable.

During the year ended 31 December 2011, the Company wrote off loans payable balances in the amount of $109,398 related primarily to loans payable that had remained unpaid for several years without any claims being made by these creditors against the Company.  Management does not consider that these amounts are payable although there is no assurance that a formal claim will not be made against the Company for some or all of these balances in the future (Note 18).

1.

PREFERRED SHARES

10.1

Class A preferred shares

The Company has 3,000 authorized Class A preferred shares par value of $0.01.

At 31 December 2012, the Company had 2,237 Class A preferred shares outstanding (31 December 2011: 2,237) (Note 17).

In 1997, the Company exchanged a promissory note in the amount of $2,737,443 for 2,737 Class A preference shares at $1,000 per share.  The Class A preferred shares are non-voting and are convertible at any time into common shares at the option of the holder. The number of common shares on conversion will be determined by dividing $1,000 per share of Class A preferred shares, plus any accrued and unpaid dividends thereon by a conversion price equal to 60% of the market price of the common shares at the time of conversion. Dividends on the Class A preferred shares are cumulative and payable quarterly at an annual dividend rate of 9%. The Company is not required to redeem the Class A preferred shares, however it may, at its option, redeem the Class A preferred shares, in whole or in part, at any time at a redemption price of $1,000 per share plus any accrued and unpaid dividends thereon.

In 1998, the Company redeemed 500 of the Class A preferred shares at their redemption price of $1,000 per share.

Page | 14

Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

The shares include a "make whole" clause such that if the aggregate value of:

a)

the common shares issued on conversion (at the market price upon conversion),

b)

the common shares issuable upon further potential conversions (at the prevailing market price),

c)

the proceeds of any redemptions received on preferred shares, and

d)

the proceeds received from the sale of common shares issued on conversion is less than the redemption amount of the preferred shares, the Company is obligated to either:

a)

issue additional common shares, or

b)

to repurchase all common shares and preferred shares previously issued to the holder for an amount equal to the redemption value of the preferred shares less any prior redemption proceeds.

During the year ended 31 December 2012, the Company accrued dividends payable of $641,814 (2011: $601,870) related to Class A preferred shares.

10.2

Class B preferred shares

The Company has 5,000,000 authorized Class B preferred shares with par value of $0.01.

At 31 December 2012, the Company had Nil Class B preferred shares outstanding (31 December 2011: Nil).

1.

SHARE CAPITAL

11.1

Authorized share capital

The Company has 100,000,000 authorized common shares with par value of $0.01.  At 31 December 2012, the Company had 87,467,288 common shares outstanding (31 December 2011: 87,467,288).

11.2

Shares issuances

During the years ended 31 December 2012 and 2011, the Company did not issue any common shares.

11.3

Stock options

The directors, in their discretion, may grant stock options and amend stock options granted subject to regulatory approvals.

As at 31 December 2011, the Company had 6,950,000 stock options outstanding with weighted average exercise price of $0.25.  During the year, a total of 6,950,000 stock options expired unexercised. The Company had no stock options outstanding at 31 December 2012.

2.

Page | 15

Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

LOSS PER SHARE

The calculation of basic and diluted loss per share is based on the following data:

Year ended 31 December	2012	2011

Net loss for the year	$(807,484)	$(628,767)

Weighted average number of shares – basic and diluted	87,467,288	87,467,288

Loss per share, basic and diluted	$(0.01)	$(0.01)

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year.  The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options and convertible preferred shares, in the weighted average number of common shares outstanding during the year, if dilutive.  All of the stock options and convertible preferred shares were anti-dilutive for the years ended 31 December 2012 and 2011.

3.

CAPITAL RISK MANAGEMENT

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and equity comprised of issued share capital, reserves, deficit and preferred shares.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issues or by undertaking other activities as deemed appropriate under the specific circumstances.

The Company is dependent on the capital markets and the existing sales to customers as its source of operating capital and the Company’s capital resources are largely determined by the strength of the airline market and by the status of the Company’s projects in relation to these markets, and its ability to compete for investor support of its projects. The Company’s primary target market includes the Asian and Pacific Rim airlines. The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended 31 December 2011.

4.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

FINANCIAL INSTRUMENTS

14.1

Categories of financial instruments

As at 31 December	2012	2011
	$	$
FINANCIAL ASSETS

FVTPL, at fair value
Cash and cash equivalents	1,416	3,036

Total financial assets	1,416	3,036

FINANCIAL LIABILITIES

Other liabilities, at amortized cost
Trade payables	538,021	463,678
Loans payable	227,181	135,251
Accrued dividends payable	5,299,415	4,657,601
Preferred shares	2,237,443	2,237,443

Total financial liabilities	8,302,060	7,493,973

14.2

Fair value

The fair value of financial assets and financial liabilities at amortized cost is determined in accordance with generally accepted pricing models based on discounted cash flow analysis or using prices from observable current market transactions.  The Company considers that the carrying amount of all its financial assets and financial liabilities recognized at amortized cost in the consolidated financial statements approximates their fair value due to the demand nature or short term maturity of these instruments.

The following table provides an analysis of the Company’s financial instruments that are measured subsequent to initial recognition at fair value, grouped into Level 1 to 3 based on the degree to which the inputs used to determine the fair value are observable.

• Level 1 fair value measurements are those derived from quoted prices in active markets for identical assets or liabilities.
• Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1, that are observable either directly or indirectly.
• Level 3 fair value measurements are those derived from valuation techniques that include inputs that are not based on observable market data.

As at 31 December 2012	Level 1	Level 2	Level 3	Total
	$	$	$	$
Financial assets at fair value
Cash and cash equivalents	1,416	-	-	1,416

Total financial assets at fair value	1,416	-	-	1,416

There were no transfers between Level 1, 2 and 3 in the year ended 31 December 2012.

14.3

Management of financial risks

The financial risk arising from the Company’s operations are credit risk, liquidity risk, interest rate risk, and currency risk.  These risks arise from the normal course of operations and all transactions undertaken are to support the Company’s ability to continue as a going concern.  The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below.  Management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents.  The Company deposits cash and cash equivalents with high credit quality financial institutions as determined by rating agencies.  As a result, credit risk is considered insignificant.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company currently settles its financial obligations out of cash.  The ability to do this relies on the Company raising debt or equity financing in a timely manner and by maintaining sufficient cash in excess of anticipated needs. The Company currently has a working capital deficit of $8,312,121 (31 December 2011: $7,504,637). The Company will require additional financing in order to meet its ongoing levels of corporate overhead and discharge its liabilities as they come due. While the Company has been successful in securing financing in the past, there is no assurance that it will be able to do so in the future, particularly in light of current global economic conditions.

Interest rate risk

The Company’s cash contain highly liquid investments that earn interest at market rates.  The Company manages its interest rate risk by maximizing the interest earned on excess funds while, maintaining the liquidity necessary to fund daily operations. Fluctuations in market interest rates do not have a significant impact on the Company’s results of operations due to the short term to maturity of the investments held, and the fixed rate of interest on all of its loans.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

Currency risk

Foreign exchange risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company has no significant currency risk associated with its operations.

Other risks

The Company is not subject to any other market risks.

1.

RELATED PARTY TRANSACTIONS

For the year ended 31 December 2012, the Company had related party transactions with the following companies:

• Birriga Investments, Ltd. (“Birriga”), a company controlled by a director and officer of the Company. Birriga provides accounting and administrative services to the Company.

•

Planet Investment Corporation (“Planet”), a company owned by two close relatives of a director and officer of the Company.  The director and officer provides consulting services on a month to month basis through Planet.

•

J. Perot Financial Corp. (“J. Perot”), a company controlled by a director and officer of the Company. The director and officer provided consulting services on a month to month basis through J. Perot in the past.

•

Fortescue Management Limited, a company controlled by a director and officer of the Company. Fortescue Management Limited provides debt financing to the Company.

15.1

Related party expenses

The Company’s related party expenses are broken down as follows:

Year ended 31 December	2012	2011
	$	$

Consulting fees	42,000	42,000
Corporate administration	27,000	27,000

Total related party expenses	69,000	69,000

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

The breakdown of the expenses between the different related parties is as follows:

Year ended 31 December	2012	2011
	$	$

Birriga Investments, Ltd.	27,000	27,000
Planet Investment Corporation	42,000	42,000

Total related party expenses	69,000	69,000

15.2

Due to related parties

The trade payables (Note 8) and loans payable (Note 9) of the Company include the following amounts due to related parties:

As at	31 December 2012	31 December 2011
	$	$

Birriga Investments, Ltd.	183,068	144,317
J. Perot Financial Corp.	71,914	71,914
Planet Investment Corporation	204,427	160,621

Total trade payables to related parties	459,409	376,852

Fortescue Management Limited	40,813	-
J. Perot Financial Corp.	7,042	6,541
Planet Investment Corporation	49,571	45,660

Total loans payable to related parties	97,426	52,201

15.3

Key management personnel compensation

The remuneration of directors and other members of key management were as follows:

Year ended 31 December	2012	2011
	$	$

Short-term benefits – consulting and administration fees	69,000	69,000

Total key management personnel compensation	69,000	69,000

1.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

TAXES

16.1

Provision for income taxes

Year ended 31 December	2012	2011
	$	$

Loss before tax	(807,484)	(628,767)
Statutory tax rate	25.00%	26.50%

Expected tax recovery	201,871	167,000
Different tax rates in foreign jurisdiction	(201,871)	(167,000)
Change in valuation allowance	-	-

Tax recovery for the year	-	-

16.2

Deferred tax balances

The tax effects of temporary differences that give rise to future income tax assets and liabilities are as follows:

As at 31 December	2012	2011
	$	$

Tax loss carry-forwards	116,000	116,000
Valuation allowance	(116,000)	(116,000)

Deferred tax assets (liabilities)	-	-

As a Bermuda exempted company, the Company is not currently subject to income tax filing requirements in Bermuda.

The Company has estimated accumulated non-capital losses of $452,000 in Canada which may be carried forward to reduce taxable income in future years. As at 31 December 2012, the Company is in arrears on filing its statutory corporate income tax returns and the amounts presented above are based on estimates. The actual losses available could differ from these estimates.

2.

COMMITMENT

The Company has certain obligations under the terms of Class A Preferred Shares (Note 10).

3.

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Creator Capital Limited

Notes to the Consolidated Financial Statements

31 December 2012

(Expressed in U.S. dollars)

______________________________________________________________________

CONTINGENCY

During the year ended 31 December 2011, the Company wrote off loans payable balances in the amount of $109,398 related primarily to loans payable that had remained unpaid for several years without any claims being made by these creditors against the Company.  Management does not consider that these amounts are payable although there is no assurance that a formal claim will not be made against the Company for some or all of these balances in the future (Note 9).

4.

EVENT AFTER THE REPORTING PERIOD

The Company extended the repayment dates on various loans by an additional year (Note 9).

5.

APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements of the Company for the year ended 31 December 2012 were approved and authorized for issue by the Board of Directors on 26 April 2013.

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